Exhibit 10.14

August 20, 2002

Richard Clark
178 Montclair Drive
Santa Cruz, CA 95060

Dear Richard:

On behalf of Sirenza Microdevices (the “Company”), I am pleased to offer you the position of Vice President Business Area Manager—Integrated Power Products, reporting to Bob VanBuskirk, President and CEO, for a period of two (2) years. The terms of your relationship with the Company will be as indicated herein. This is an exempt position, and you will work out of our Tempe, Arizona office. This offer is contingent upon your successful completion of the reference check process and the Closing (as defined therein) of the Merger as described in the Agreement and Plan of Reorganization (the “Merger Agreement”) among the Company, Xavier Merger Sub, Inc. and Xemod Incorporated.

As a Sirenza Microdevices employee, you will be expected to abide by Company rules and regulations that may be modified from time to time, and to sign and comply with our Employment, Confidential Information, Invention Assignment and Arbitration Agreement which prohibits unauthorized use or disclosure of Sirenza Microdevices’ proprietary information. This document is enclosed herewith.

1.
Salary.  Your base salary will be $5,769.23 per bi-weekly pay period (equivalent to $150,000 per year), less payroll deductions and all required withholdings. You will also be eligible for the Company’s standard bonus plan.

2.
Stock.  Subject to Board approval, you will be granted a stock option to purchase 75,000 shares of Common Stock according to the Company’s 1998 Amended and Restated Stock Plan. The exercise price of the option will be the fair market value of the Company’s Common Stock on the date of grant, as determined by the Board. The recommended vesting schedule of your option shall be as follows: 25% of the shares shall vest at the end of your first full year of employment and 1/48th of the shares shall vest monthly thereafter subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. You will receive more information about the Stock Plan approximately four to six weeks after your date of hire.

3.
Benefits.  You will be eligible, provided that you meet the eligibility requirements of the plans and policies, for standard Company benefits (as modified from time to time) including health, dental, vision, life, short and long-term disability insurance at no cost to you for employee-only coverage. These benefits will be effective your date of hire. You will also be eligible to purchase benefits for your dependent(s) and/or domestic partner if applicable, as well as having access to the Sirenza Microdevices 401(k) Plan based upon the provisions of the plan. For your first year, you will receive 21 days of pro-rated Paid Time Off (“PTO”).

4.	Start Date. We would like you to begin employment at the Effective Time (as defined in the Merger Agreement).

5.
Employment At Will.  The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

6.
Severance.  Our at-will relationship notwithstanding, if prior to the two (2) year anniversary of your Start Date the Company terminates your employment with the Company other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below), (each an “Involuntary Termination”) and you sign and do not revoke a general release of claims in the Company’s favor which release is reasonably acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay your salary, as then in effect, for that period of time remaining until the two (2) year anniversary of your Start Date or six (6) months, whichever period is greater (less applicable withholding).

7.
Noncompete.  You acknowledge that you are (i) being hired by the Company in connection with the acquisition of the stock of another company, (ii) a stockholder of the company being acquired, and (iii) receiving a premium for your stock in connection with the acquisition. You further acknowledge that the nature of the Company’s business is such that if you were to become employed by, or substantially involved in, the business of a competitor of the Company within two (2) years of your Start Date or one (1) year of the cessation of your employment with the Company for any reason, it would be very difficult for you not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, you shall not during the longer of the two (2) year anniversary of your Start Date or the one (1) year anniversary of the cessation of your employment with the Company for any reason directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise) a United States business that is engaged in RF and Microwave semiconductor components primarily for the wireless infrastructure market, including, but not limited to semiconductors, modules, and discrete components (a “Restricted Business”), or have any ownership interest in or participate in the financing, operation, management or control of a Restricted Business; provided, however, you may serve as an employee, consultant, agent, corporate officer or director to a business entity with a subsidiary or division engaged in the Restricted Business provided you do not directly or indirectly provide any services or assistance to such subsidiary or division. In addition, nothing in this Agreement shall prohibit you from investing in a publicly traded company that is engaged in a Restricted Business provided your investment therein does not exceed more than 3% of such publicly traded company’s issued and outstanding voting securities.

8.	Definitions.

(a)    “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (iii) your gross misconduct; or (iv) your (a) material failure to discharge your employment duties or (b) a material breach of this Agreement, in each case after you have received a written demand for performance from the Company (or notice of misconduct, where applicable) specifying the breach of employment duties and your failure to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice from the Company.

(b)    “Good Reason” shall mean without your consent (i) a material reduction of your duties, or responsibilities relative to your duties, or responsibilities in effect immediately prior to such reduction, or the removal of you from such duties and responsibilities; (ii) any reduction by the Company in your compensation as in effect immediately prior to such reduction unless such reduction is part of a reduction of the compensation of all of the senior executives of the Company and such reduction is authorized and approved by the Board; (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) your relocation to a facility or a location 25 miles or more from your present location; or (v) a material breach of this Agreement; provided, however in all of (i) through (v) above that the Company has received a written demand for performance from you specifying the breach and Company’s failure to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees after the first $200.00.

We look forward to your joining Sirenza Microdevices and to building a rewarding working relationship. If you accept our offer, please sign this letter and return it to me in Human Resources at your earliest convenience. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Attached is a list of acceptable documents.

We look forward to your favorable reply and to working with you.

Warm Regards,

/s/ GRETCHEN KING
Gretchen King Director, Human Resources 408/616-5429 Confidential Fax: 408/616-5406
ACKNOWLEDGED AND AGREED: /s/ RICHARD J. CLARK JR. Signature	6 Sept., 2002 Date
The electronic signature of the Sirenza Microdevices employee above shall be construed as equivalent to a live signature.

Enclosures
Duplicate Original Letter
Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Addendum to Letter Agreement

This Addendum is in reference to the Letter Agreement dated August 20, 2002, as executed September 6, 2002, between Sirenza Microdevices, Inc., a Delaware Corporation (the “Company”), and Richard Clark (the “Agreement”), and is entered into between the parties as of January 20, 2003.

The Company and you agree that Section 6 of the Agreement shall be amended and restated to read in its entirety as follows:

“6.    Severance.    Our at-will relationship notwithstanding, if prior to September 12, 2004 the Company terminates your employment with the Company other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below), (each an “Involuntary Termination”) and you sign and do not revoke a general release of claims in the Company’s favor which release is reasonably acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay your salary, as then in effect, for that period of time remaining until September 12, 2004 or six (6) months, whichever period is greater (less applicable withholding); provided, however, that if you remain employed by, and continue to provide, in good faith, marketing and other transition services to Sirenza through March 15, 2003, then you shall instead be entitled to receive as severance pay your salary, as then in effect, for that period of time remaining until November 12, 2004.”

The Company and you also agree that your decision to remain employed with the Company for the period through March 15, 2003 following the recent reduction in your duties and responsibilities shall not be construed as a waiver of any rights you may have to severance payments as set forth in amended Section 6 of the Agreement. Any such severance shall be payable on the terms and conditions set forth in the Agreement following the actual termination date of your employment with the Company.

All other terms of the conditions of the Agreement shall remain in full force and effect.

Sirenza Microdevices, Inc.

By:	/s/ BOB VAN BUSKIRK
Bob Van Buskirk President and CEO

ACKNOWLEDGED AND AGREED:

/s/ RICHARD CLARK Richard Clark